SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 31, 2007

Urigen Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 Mahler Road, Suite 235, Burlingame, California	94010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 259-0239

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Intoa Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities

Urigen Pharmaceuticals, Inc. (the “Company” or “Urigen”) entered into a Series B Convertible Preferred Stock Purchase Agreement dated as of July 31, 2007 (the “Purchase Agreement”) with Platinum-Montaur Life Science, LLC (“Platinum”) for the sale of 210 shares of its Series B Convertible Preferred Stock, par value $.001 per share, at a purchase price of $10,000 per share. The Company received aggregate proceeds of $2,100,000.

The Certificate of Designation, as amended and restated, setting forth the rights and preferences of the Series B Preferred Stock, provides for the payment of dividends equal to 5% per annum payable on a quarterly basis. The Company has the option to pay dividends in shares of common stock if the shares are registered in an effective registration statement and the payment would not result in the holder exceeding any ownership limitations. The Series B Preferred Stock is convertible at maximum price of $0.15 per share, subject to certain adjustments, other than for increase in the conversion price in connection with a reverse stock split by the Company.

The Series B Preferred Stock also carries a liquidation preference of $10,000 per share.

The Holders of Series B Preferred stock have no voting rights except that the Company may not without the consent of a majority of the holders of Series B Preferred Stock (i) incur any indebtedness, as defined in the Purchase Agreement, or authorize, create or issue any shares having rights superior to the Series B preferred stock; (ii) amend its Articles of Incorporation or Bylaws or in anyway alter the rights of the Series B Preferred stock, so as to materially and adversely affect the rights, preferences and privileges of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on any securities of the Company that rank junior to the Series B Preferred Stock; or (iv) reclassify the Company’s outstanding stock.

The Company also issued to Platinum a Series A Warrant to purchase 14,000,000 shares of the Company’s common stock. The warrants have a term of five years, and expire on August 1, 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on August 1, 2007 and thereafter only if the underlying shares are not covered by an effective registration statement and the market value of the Company’s common stock is greater than the warrant exercise price.

The terms of the Warrant provide that it may not be exercised if such exercise would result in the holder having beneficial ownership of more than 4.99% of the Company’s outstanding common stock. The Amended and Restated Certificate of Designation contains a similar limitation and provides further that the Series B Preferred Stock may not be converted if such conversion, when aggregated with other securities held by the holder, will result in such holder’s ownership of more than 9.99% of the Company’s outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. These limitations may be waived upon 61 days notice to the Company.

In addition to the foregoing:

•
The Company agreed that for a period of 3 years after the issuance of the Series B Preferred Stock that in the event the Company enters into a financing, with terms more favorable than those attached to the Series B Preferred Stock, then the holders of the Series B Preferred Stock will be entitled to exchange their securities for shares issued in the financing.

•
The Company agreed to register (i) 120% of the shares issuable upon conversion of the preferred shares and (ii) the shares issuable upon exercise of the warrants in a Registration Statement to be filed with the SEC within 30 days of the closing and shall use its best efforts to have the registration statement declared effective with 90 days, or in the event of a review by the SEC, within 120 days of the closing. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages of 1.5% per month with a maximum of 18%.

•
The Company granted to Platinum the right to subscribe for an additional amount of securities to maintain its proportionate ownership interest in any subsequent financing conducted by the Company for a period of 3 years from the closing date.

•
The Company agreed to take action within 45 days of the closing to amend its bylaws to permit adjustments to the conversion price of the Series B Preferred Stock and the exercise price of the warrant. The failure of the Company to meet this timetable will result in the imposition of liquidated damages of 1.5% per month until the amendment to the Bylaw is effected.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act.

Item 7.01                      Regulation FD Disclosure.

On August 6, 2007, Urigen issued a press release concerning the foregoing. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01                      Financial Statements and Exhibits

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation filed on July 31, 2007

4.2	Warrant

10.1	Series B Convertible Preferred Stock Purchase Agreement dated as July 31, 2007

10.2	Registration Rights Agreement dated as of August 1, 2007

99.1	Press Release dated August 6, 2007

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

Date: August 6, 2007	By:	/s/ William J. Garner
William J. Garner, MD
President and Chief Executive Officer